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UNION PACIFIC CORPORATION

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May 1, 2017

Re:Union Pacific Corporation (“Union Pacific” or the “Company”)
Annual Meeting of Shareholders – May 11, 2017
Proposal 3 - Advisory Vote to Approve Executive Compensation

Dear Fellow Union Pacific Shareholder:

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our Proxy Statement, which was filed on March 29, 2017, and is available at www.proxyvote.com or www.up.com.  In particular, we are requesting your support on Proposal 3 –- the annual advisory vote to approve the compensation paid to our Named Executive Officers (referred to as the “Say on Pay” Proposal).

As described in our Proxy Statement and below, we believe our 2016 executive compensation program reinforces and aligns with our operational and financial performance and is in the best interests of the Company’s shareholders.

Union Pacific Achieved Solid Financial Results in 2016 Despite a Challenging Economy

In 2016, our Company faced its second consecutive year of significant volume declines and shifts in business mix, but remained focused on safety, productivity and service to deliver solid results in this challenging business environment.  Market factors such as soft energy prices, the impact of the strong U.S. dollar on imports and exports, and a sluggish domestic consumer economy were the major drivers of a 7% decline in total volume in 2016.  Despite the 7% volume decline, the second lowest volume level since 1998, the Company achieved its third-best financial performance year, with earnings per share of $5.07.  Our operating ratio for 2016 of 63.5% equaled our second best operating ratio achieved in 2014.  The market recognized the significance of this performance.  Total shareholder return (“TSR”) was 36% for 2016, compared with 12% for the S&P 500, and our stock price climbed even further when we announced our 2016 results.  Our TSR has outperformed the S&P 500 for the one-year, three-year and five-year periods ending December 31, 2016. We increased quarterly dividends per share by 10% and, between dividends and share repurchases, the Company returned $5 billion to our shareholders in 2016.  We encourage you to review the Company’s Annual Report on Form 10-K for additional details and analysis of the Company’s 2016 financial and operating performance.

Our Executive Compensation Programs Reflect Shareholder Feedback

Our executive compensation program for 2016 was built on the same compensation philosophy as our 2015 program, which shareholders approved by approximately 95% of the votes cast on the proposal at our 2016 Annual Meeting of Shareholders.  Reflecting the Company’s commitment to align executive compensation with the long-term financial interest of shareholders, we periodically adjust these compensation programs.  For example, after taking into account input on our programs, the Compensation and Benefits Committee modified the operation of our long-term performance-based compensation for 2016 by adding a three-year relative Operating Income Growth modifier to performance stock unit (“PSU”) awards.  Further, after our 2016 Say on Pay vote, the Compensation and Benefits Committee modified the mix of equity awards, so that PSUs constitute 50% of our executives’ 2017 long-term grants, with stock options constituting 40% of the award values.

Compensation Is Directly Linked to Actual Performance

We manage the annual bonus program to align pay with performance.  Although the amounts paid are discretionary, the Compensation and Benefits Committee, advised by its independent compensation consultant, reviews numerous aspects of financial, operational and individual performance to determine actual payouts.  When performance declines, annual bonuses decline accordingly.  Based on the factors discussed in the Compensation Discussion and Analysis, and in particular the challenging business conditions, for 2016 we approved an annual bonus for our Chief Executive Officer (“CEO”) that was 7.5% lower than his 2015 annual bonus.  For our Named Executive Officers who were serving at the end of the year, average annual bonuses likewise declined more than 7%.  We believe that the payouts for 2016 and the chart below demonstrate that in practice our annual bonuses have linked pay to performance.

(1) Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution. Years 2009-2014 have been adjusted for the Company’s June 6, 2014, two-for-one stock split.

(2) Represents the average annual cash bonus reported for NEOs serving as executive officers at the end of the applicable Performance Year.

Long-Term Performance Goals Are Rigorous

For 2016, our CEO’s second year in the position, the Compensation and Benefits Committee increased the grant date target value of our CEO’s equity awards by approximately 17% –- from $6 million to $7 million.  As shown by numerous charts in the Compensation Discussion and Analysis in the Proxy Statement, even with this increase our CEO’s total compensation is below the 25th percentile of the Company’s Peer Group. This reflects the Committee’s intention to gradually increase his compensation as he implements Board approved business strategies for our Company and demonstrates his leadership.

We note that proxy advisory firm Institutional Shareholder Services, Inc. (“ISS”) expressed concern with the degree of alignment between CEO pay and performance.  However, ISS’s evaluation of CEO pay reflects a $7 million pension accrual in 2014 for our former CEO (who retired that year after 42 years of service), which was attributable to actuarial interest rates changes.  If ISS had looked only at our current CEO’s compensation, we believe their model would have shown close alignment between CEO pay and Company performance. ISS also commented on the number of shares subject to our CEO’s equity awards, whereas we believe it more appropriate to focus on grant date fair value of equity awards as reported under SEC rules.  In contrast, proxy advisory firm Glass, Lewis & Co., LLC recommended voting in favor of our say-on-pay proposal.

Vesting of PSUs granted in 2016 is conditioned on Return on Invested Capital (“ROIC”) performance over three years against a pre-established target and is subject to a three-year year relative Operating Income Growth modifier, which may increase or reduce the number of shares earned by up to 25%.  We are confident in the rigor of the ROIC performance goals established for our 2016 PSUs and in our shareholders’ ability to assess that rigor, as reflected in our best-practice approach of disclosing our threshold, target and maximum ROIC performance goals in advance for all performance periods, instead of only disclosing this performance on an after-the-fact basis.  As shown in tables on page 49 of the Company’s Proxy Statement, ROIC for 2016 was below the target established for 2016-2018 PSUs, while 2015-2017 and 2016-2018 PSUs are tracking below target at 60% and 90%, respectively, further demonstrating the rigor of the ROIC performance criteria.  This reflects the Compensation and Benefits Committee’s intention to set challenging goals that take into account the Board’s knowledge of our business and that properly incent our executives to remain focused on factors affecting long-term shareholder value.

The Board of Directors Recommends Support for Our Say-on-Pay Proposal

We take seriously our commitment to pay-for-performance.  We strongly believe our executive compensation program is in the best interests of the Company’s shareholders and that the support of our shareholders for our Say on Pay proposals in every year prior supports this belief.  As always, the Board of Directors and the Compensation and Benefits Committee will continue to review and consider the best approach for implementing our pay-for-performance compensation philosophy when evaluating the Company’s executive compensation programs.  We request your support and encourage you to vote FOR Proposal 3 – the Say on Pay Proposal.

Respectfully,

Michael R. McCarthyErroll B. Davis, Jr.
Lead Independent DirectorChair, Compensation and Benefits Committee